Exhibit 16.1

May 17, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 17, 2013, of Mobile Mini, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1 and paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP